Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.37

COLLABORATIVE LICENSE AGREEMENT

Between

Cerus Corporation

And

Kirin Brewery Company, Limited

TABLE OF CONTENTS

RECITALS

ARTICLE 1 – DEFINITIONS
1.1	ACIT Technology
1.2	Affiliate
1.3	Controlled
1.4	Cerus Improvement
1.5	Cerus Know-How
1.6	Cerus Patents
1.7	Cerus Territory
1.8	Compound
1.9	Core ACIT Research and Development
1.10	Development Committee
1.11	Development Program
1.12	Drug Approval Application
1.13	Field
1.14	Illumination Devices
1.15	Information
1.16	Kirin Improvement Patents
1.17	Kirin Improvements
1.18	Kirin Know-How
1.19	Kirin Technology
1.20	Kirin Territory
1.21	Kits
1.22	Manufacturing Agreement
1.23	Net Revenue
1.24	Patent
1.25	Patent Costs
1.26	Pivotal Study
1.27	Product
1.28	Reasonable Efforts
1.29	Regulatory Approval
1.30	Sublicensee
1.31	Summary of Supply Terms
1.32	S-59
1.33	Third Party Royalties
1.34	Third Party

ARTICLE 2 – LICENSES AND RELATED RIGHTS
2.1	Licenses Granted to Kirin
2.2	Licenses Granted to Cerus
2.3	Notice of Development for New Indications
2.4	Cerus License to Third Parties
2.5	Trademark Rights

ARTICLE 3 – MANAGEMENT
3.1	The Development Committee
3.2	Development Committee Meetings
3.3	Decision-Making and Issue Resolution
3.4	Other Research

ARTICLE 4 – RESEARCH AND DEVELOPMENT FUNDING
4.1	Funding for Initial Indications
4.2	Funding for New Indications
4.3	Funding for Kirin Territory
4.4	Cerus Funding
4.5	Kirin Decision Not to Participate
4.6	Core ACIT Research and Development Costs
4.7	Development Efforts and Expenses
4.8	Advance Payments
4.9	Expenditures
4.10	Reconciliation of Expenditures

ARTICLE 5 – DEVELOPMENT AND MARKETING IN THE KIRIN TERRITORY
5.1	Kirin Efforts
5.2	Meetings Concerning Marketing

ARTICLE 6 – MILESTONE DEVELOPMENT PAYMENTS
6.1	Milestone Development Payments
6.2	Withholding Taxes
6.3	Method of Payment
6.4	Application of Milestone Development Payments

ARTICLE 7 – ROYALTIES
7.1	Royalties on Sales of Products
7.2	Payment of Royalties
7.3	Royalty Structure and Marketing Strategy
7.4	Withholding Taxes
7.5	Third Party Royalties

ARTICLE 8 – CONFIDENTIALITY
8.1	Confidentiality; Exceptions
8.2	Authorized Disclosure
8.3	Survival

ARTICLE 9 – INTELLECTUAL PROPERTY
9.1	Ownership
9.2	Prosecution and Maintenance of Patents by Cerus; Abandonment
9.3	Prosecution and Maintenance of Patents by Cerus; Abandonment
9.4	Defense and Settlement of Third Party Claims
9.5	Enforcement of Patent Rights

ARTICLE 10 – REPRESENTATIONS AND WARRANTIES; UNDERTAKINGS CONCERNING SUPPLY
10.1	Representations and Warranties
10.2	Cerus Warranties and Undertakings

ARTICLE 11 – REPORTS, RECORDS AND MATERIAL
11.1	Sharing of Information
11.2	Records of Net Revenue
11.3	Materials; Technical Support
11.4	Publicity Review
11.5	Publications
11.6	Adverse Event Reporting

ARTICLE 12 – TERM AND TERMINATION
12.1	Term
12.2	Termination for Breach
12.3	Surviving Rights
12.4	Non-exclusive Licenses after Expiration
12.5	Termination by Kirin Without Cause
12.6	Termination by Cerus of Funding Without Cause

ARTICLE 13 – INDEMNIFICATION AND INSURANCE
13.1	Indemnification in Kirin Territory
13.2	Indemnification in Cerus Territory
13.3	Indemnification Procedure
13.4	Insurance

ARTICLE 14 – MISCELLANEOUS
14.1	Assignment
14.2	Retained Rights
14.3	Force Majeure
14.4	Further Actions
14.5	No Trademark Rights
14.6	Notices
14.7	Dispute Resolution
14.8	Waiver
14.9	Severability
14.10	Ambiguities
14.11	Entire Agreement
14.12	Headings

 [ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately  with the Securities and Exchange Commission pursuant to  24-B2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A	CERUS PATENTS
EXHIBIT B	KIRIN TERRITORY
EXHIBIT C	SUMMARY OF TERMS OF MANUFACTURING AND SUPPLY

COLLABORATIVE LICENSE AGREEMENT

This Collaborative License Agreement (the "Agreement") is made and entered into effective as of December 31, 2000 (the "Effective Date") by and between Cerus Corporation, a Delaware corporation having its principal place of business at 2411 Stanwell Drive, Concord, California, U.S.A. ("Cerus"), and Kirin Brewery Company, Limited a corporation organized and existing under the laws of Japan having its principal place of business at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo, Japan ("Kirin").  Cerus and Kirin may be referred to herein collectively as the "Parties" or individually as a "Party."

RECITALS

A.	Cerus has developed and owns certain proprietary ACIT Technology (as defined below), and Kirin possesses research, development and marketing capabilities for pharmaceutical and other medical products.
B.	Kirin desires to obtain from Cerus a license to develop and commercialize, in Japan and certain other Asian and Oceanic countries, Products based on such technology.
C.	Cerus and Kirin will enter into a Manufacturing Agreement consistent with the Summary of Supply Terms, which will establish the terms and conditions for the Parties' purchase and supply of Kits and Illumination Devices.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1          “ACIT Technology”  means technology to treat leukocytes to inhibit proliferation but preserve leukocyte function, leukocytes so treated and methods of use of such leukocytes, including Illumination Devices and Compounds used in such treatment, and including the Cerus Know-How, the Cerus Improvements and the Cerus Patents, either collectively or any part thereof.  For the purpose of such definition, the term "preserve leukocyte function" means that the leukocytes continue both to [ * ] and [ * ].  For the purpose of clarity, it is understood that Cerus is separately pursuing programs for inactivation of pathogens; any inactivation or modulation of the activity of leukocytes incidental to such pathogen inactivation shall be considered outside the definition of ACIT Technology.

1.2          "Affiliate"  means, with respect to a particular Party, a person , corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For the purposes of this definition, "control" means the direct or indirect ownership by a Party of at least fifty percent (50%) of the outstanding voting securities of the controlled entity; provided, that in any country where the law does not permit foreign equity ownership of at least fifty percent (50%), then with respect to corporations organized under such country's laws, "control" shall mean the direct or indirect ownership by a Party of outstanding voting securities of such corporation at the maximum amount permitted by the law of such country.

1.3          "Controlled"  means, with respect to a particular item, material, or intellectual property right, that a Party owns or has a license under such item, material or intellectual property right and has the ability to grant to the other Party access to and/or a license or sublicense under such item, material or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

1.4          "Cerus Improvement"  means any improvement to ACIT Technology in the Field, including new applications of the ACIT Technology, that is made and Controlled by Cerus during the term of the Development Program.

1.5          "Cerus Know-How"  means all Information Controlled by Cerus during the term of the Development Program that relates to ACIT Technology in the Field.

1.6          "Cerus Patents" means the Patents and Patent applications Controlled by Cerus during the term of the Agreement, that claim an invention in the Cerus Know-How or Cerus Improvements. Such Patents existing as of the Effective Date are listed on Exhibit A, and Cerus will use reasonable efforts to amend such Exhibit A from time to time to reflect any changes.  Cerus warrants and represents to Kirin that Exhibit A is a complete and accurate list of all Cerus Patents as of the Effective Date and that Cerus has the full right and authority to grant to Kirin the licenses and/or sublicenses granted herein under all such Cerus Patents.

1.7          "Cerus Territory"  means all countries of the world and all territories and possessions thereof, excluding all countries, territories and possessions within the Kirin Territory.

1.8          "Compound" means, with respect to a particular Product, any proprietary compound of Cerus,including without limitation S-59, that is required for commercial manufacture and/or use of such Product.

1.9          “Core ACIT Research and Development”  is non-clinical research and development and clinical development intended to support a Drug Approval Application with the U.S. Food and Drug Administration (“FDA”).

1.10        "Development Committee"  shall have the meaning set forth in Section 3.1.

1.11        "Development Program"  means, collectively, all of the projects to develop Products to be carried out pursuant to this Agreement.

1.12        "Drug Approval Application" means an application for Regulatory Approval required before commercial sale or use of a Product for human therapy or prophylaxis in a regulatory jurisdiction.

1.13        "Field"  means leukocytes for human therapeutic or prophylactic use.

1.14        “Illumination Devices” means devices to emit light of a wavelength appropriate to activate a Compound to cross-link with nucleic acid of leukocytes.

1.15        "Information"  means any and all information and data of any kind, including without limitation techniques, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, manufacturing data and descriptions, compositions, assays, and information about marketing, costs and sales.

1.16        "Kirin Improvement Patents"  means all Patents and Patent applications Controlled by Kirin during the term of this Agreement that claim an invention in the Kirin Improvements.

1.17        "Kirin Improvements"  means any improvement to ACIT Technology in the Field, including new applications of the ACIT Technology, that is made and Controlled by Kirin or its Affiliates during the term of the Development Program.

1.18        "Kirin Know-How"  means all Information Controlled by or on behalf of Kirin or its Affiliates during the term of the Development Program that relates to ACIT Technology in the Field.

1.19        "Kirin Technology" means the Kirin Improvements, Kirin Know-How and Kirin Improvement Patents, either collectively or any part thereof.

1.20        "Kirin Territory" means the countries listed in Exhibit B and their possessions and dependencies.

1.21        “Kits” means Compounds and a set of disposable (expected to consist of blood bags and tubing) which permit storage of Compound, mixture of Compound with leukocytes and treatment of the leukocytes in connection with the ACIT Technology.

1.22        “Manufacturing Agreement” A manufacturing and supply agreement to be entered into between Kirin and Cerus consistent with the Summary of Terms of Manufacturing and Supply set forth on Exhibit C to this Agreement, provided, however, that until a separate Manufacturing Agreement is executed, the terms of Exhibit C will be binding upon the Parties.

1.23        "Net Revenue"  means the total revenue received by Kirin, and any Affiliate or Sublicensee of Kirin, for sale or other disposition of a Product to a Third Party, less the following to the extent actually incurred or allowed by Kirin or such Affiliate or Sublicensee with respect to such sale or disposition: (i) discounts, including cash discounts, or rebates, price reductions or allowances actually allowed or granted at the time of invoice from the billed amount; (ii) credits or allowances actually granted upon claims, rejections or returns of Products, including recalls; (iii) freight, postage, shipping and insurance charges paid for delivery of Product, to the extent billed separately and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when separately included in billing, as adjusted for rebates and refunds. In the event that in any country in the Kirin Territory, the [ * ] or [ * ] companies, as the case may be, establish a [ * ] to Kirin, its Affiliates or Sublicensees, for a [ * ] that includes [ * ], but does not establish a [ * ] itself, the Net Revenue allocable to the Product will be a [ * ].  Such [ * ] shall be [ * ] and shall take into account the [ * ] of the Product and the [ * ] of the Product in [ * ] where the Product is [ * ].  In addition, if Kirin charges a customer a   [ * ] which includes the [ * ] and also of [ * ], the Net Revenue allocable to the Product will be computed on the [ * ] if the Product had been [ * ], according to principles stated in the preceding sentence.  If Kirin sells any Product or Illumination Devices and Kits through a distributor or sales agent, Net Revenue will be calculated based on the price charged to the end user for such Product (rather than solely the revenue received by Kirin), subject to the deductions in clauses (i) through (iv) above.  Kirin will require the distributor or sales agent to provide such information to Kirin.

1.24        "Patent" means (i) a valid and enforceable patent, including any extension, registration, confirmation, reissue, re-examination or renewal thereof; and (ii) to the extent valid and enforceable rights are granted by a governmental authority thereunder, a patent application.

1.25        "Patent Costs"  means the fees and expenses paid to outside legal counsel and other Third Parties, and filing and maintenance expenses, incurred in connection with the establishment and maintenance of rights under Patents applicable to the ACIT Technology including the costs of patent interference proceedings.

1.26        "Pivotal Study"  means that portion of a clinical development program that provides assessment of safety and efficacy of a product in patients, which is intended to gather the pivotal information to support the marketing approval such product in a particular country. Any such clinical development program shall be performed in accordance with the U.S.A. Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder (including without limitation 21 CFR Part 312), as amended from time to time, or the comparable foreign laws and regulations in the applicable country.

1.27        "Product" means: (a) any product comprising leukocytes that embody, use or are made, treated or modified through use of the ACIT Technology; and/or (b) any service to a patient that involves use of the ACIT Technology.  Further, the Parties may agree in writing to amend and extend the definition of Product as provided in Section [ * ].

1.28        "Reasonable Efforts"  shall mean efforts and resources commonly used in the research-based pharmaceutical industry for the research, development and commercialization of a product at a similar stage in its product life taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

1.29        "Regulatory Approval"  means any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale of Products in a regulatory jurisdiction.

1.30        "Sublicensee"  shall mean any Third Party expressly licensed by Kirin to develop, make and sell one or more Products.  Sublicensees shall not include distributors or sales agents that do no more than purchase and resell finished Products on behalf of Kirin.

1.31        "Summary of Supply Terms"  means that certain Summary of Terms of Manufacturing and Supply attached as Exhibit C to this Agreement.

1.32        “S-59”  means the compound whose chemical structure is shown in a letter dated January 18, 2001 from Howard G. Ervin of Cerus to Dr. Kinya Ohgami of Kirin.

1.33        "Third Party Royalties"  means royalties payable to a Third Party in respect of the sale of Products other than royalties payable with respect to licenses entered into prior to the Effective Date.

1.34        "Third Party"  means any entity other than Cerus or Kirin or an Affiliate of Cerus or Kirin.

ARTICLE 2

LICENSES AND RELATED RIGHTS

2.1          Licenses Granted to Kirin.

                (a)      Subject to the terms of this Agreement, Cerus hereby grants to Kirin an exclusive license to practice the ACIT Technology to develop, use, make, have made, sell and offer for sale Products for any indications in the Field in the Kirin Territory; provided that the Products are prepared or made using Kits supplied by Cerus pursuant to the Manufacturing Agreement or are manufactured by or for Kirin pursuant to the manufacturing license provided for in Section 2.1(e) of this Agreement.

                (b)      Kirin may grant sublicenses to its Affiliates under the foregoing license for any permitted purpose without Cerus' prior written approval. Kirin may grant sublicenses under such rights to Third Parties solely for making, use or sale of Products in the Kirin Territory with Cerus' prior written approval, which shall not be unreasonably withheld or delayed.  Kirin may grant sublicenses to Third Parties for development of Products in the Kirin Territory only upon the prior approval of the Development Committee, which is acknowledged in writing by Cerus.  Any such development will be in accordance with plans approved by the Development Committee.  As a condition to such sublicense, Cerus may require that the Sublicensee enter into an agreement in form and substance satisfactory to Cerus to protect Cerus confidential information and provide for rights in intellectual property consistent with this agreement. Any sublicense with a Third Party entered into in the absence of Cerus' consent will be null and void.  Kirin will provide to Cerus a copy of any proposed sublicense agreement not later than ten (10) business days prior to execution of such agreement, and will provide to Cerus a copy of the final executed agreement promptly upon execution.  Kirin will provide such proposed sublicense agreement, and the final executed agreement, in English translation, if the sublicense is not already in English.  Prior to providing copies to Cerus of the proposed sublicense agreement and final sublicense agreement, Kirin may, if it chooses, delete information specifying the split of Product revenues between Kirin and the Sublicensee, it being understood that royalties to Cerus will be computed on Net Revenues received collectively by the Sublicensee and Kirin, irrespective of such split.  Kirin will remain responsible for the payment of royalties on the Net Revenues of any Sublicensee.

                (c)

Additionally, Kirin and its Affiliates may conduct clinical development in the Cerus Territory, of particular Products, so long as Kirin obtains Cerus' prior written approval of the location and clinical study protocol of any such clinical work or study of each such Product, such approval not to be unreasonably withheld or delayed, and so long as such work is intended to generate data to be used in obtaining Regulatory Approval of such Product.

                (d)      Subject to the terms of Section [ * ], and except as otherwise provided in the Manufacturing Agreement, the license rights granted in subsection (a) of this section are subject to the following express limitation (and to all other obligations and limitations in the Agreement):

                           (i)          Kirin obtains no license or rights to practice any of the ACIT Technology to sell Illumination Devices, Compounds or Kits or any other devices or products for use in the treatment of leukocytes, except as set forth in Section [ * ] in which Kirin [ * ].  In case Kirin [ * ], Kirin’s license in Section 2.1 (a) will be [ * ]. Otherwise, Kirin may use Illumination Devices and Kits only as part of preparing a Product or performing a service comprising a Product.

                           (ii)         Kirin's license to develop is a license to develop in accordance with plans previously approved by the Development Committee; provided that if there are regional issues requiring testing or trials that concern only countries in the Kirin Territory, and which do not have a potential effect outside the Kirin Territory, Kirin may undertake such testing or trials without the plans being first approved by the Development Committee.

                           (iii)        In the event that Kirin elects not to participate in funding Cerus Core ACIT Research and Development costs for a particular indication, as provided in Section 4.5 of this Agreement, Kirin will not practice the license rights for such particular indication until the Parties have renegotiated rights to that indication, as provided in such Section 4.5.

                (e)      Kirin may obtain Kits and Illumination Devices only under the terms of the Manufacturing Agreement.  Kirin obtains no license or other rights to make or have made Illumination Devices, Compounds or Kits, or any other devices for use in the treatment of leukocytes, unless  (i) Cerus is unable to supply such item to Kirin, or (ii) Cerus, pursuant to Section 10.2 of this Agreement, elects to license Kirin to manufacture such items.  In such case Kirin's license in Section 2.1 (a) will be expanded to include a license to make or have made the Illumination Devices, Kits or Compounds that Cerus is unable to supply.  The license to Cerus Patent PCT/US94/07185, referenced on Exhibit A, is limited to a license to make or have made Compounds in the event it is not supplied by Cerus.

2.2          Licenses Granted to Cerus.

                (a)      Subject to the terms of this Agreement, Kirin hereby grants to Cerus a perpetual exclusive royalty-free license in the Cerus Territory, with the right to sublicense, under Kirin Improvements, the Kirin Know-How and the Kirin Improvement Patents to develop, make, have made, use, import and sell products in the Field.

                (b)      Kirin may from time to time disclose to Cerus, in Kirin’s sole discretion, other technologies Controlled by Kirin in the area of immune therapy or prophylaxis that may be complementary to the ACIT technology, and in which Cerus may have interest.  Kirin agrees that, at Cerus' request, Kirin will discuss with Cerus possible licenses to use such other technology in the Cerus Territory, and the royalties and other terms of any such license agreement will be negotiated in good faith.

2.3          Notice of Development for New Indications.   Upon reasonable request by Cerus, Kirin will provide Cerus with Information regarding Kirin pre-clinical studies of the ACIT Technology and the Products that are in Kirin clinical trials for new indications.. Upon reasonable request by Kirin, Cerus will provide Kirin with Information regarding Cerus pre-clinical studies of the ACIT Technology and the Products that are in Cerus clinical trials for new indications.

2.4          Cerus License to Third Parties.  If Cerus licenses the ACIT Technology in the Field to a Third Party (outside the Kirin Territory), Cerus will use its best efforts to negotiate a license that permits Kirin to share and use pre-clinical and clinical development data of such Third Party.

2.5          Trademark Rights.

                (a)      License Grants.  Subject to the limitations set forth below, Cerus grants to Kirin a non-exclusive, royalty-free license, with the right to sublicense, to use any and all marks Cerus adopts for use with the  Products (the " Licensed Marks"), solely in connection with the promotion and sale of Products in the Field in the Kirin Territory. Kirin shall not use Licensed Marks in connection with any other products or activities without prior written approval of Cerus.  The mark “Cerus,” however, is excluded from this license.

                (b)      Form of Use.   Kirin, its Affiliates and Sublicensees shall use the Licensed Marks only in the form(s) approved in writing by Cerus and shall include where appropriate the designations (R) and (TM) and a statement that Licensed Marks are the trademarks of Cerus Corporation, and other proprietary notices as reasonably required by Cerus from time-to-time. Kirin agrees to comply with all applicable laws and regulations pertaining to the proper use and designation of trademarks.

                (c)      Ownership of Licensed Marks

                           (i).         Ownership.  Kirin acknowledges that it has no interest in the other Licensed Marks other than the license granted under this Agreement and that Cerus is, and will continue to be, the sole and exclusive owner of all right, title and interest in the Licensed Marks.

                           (ii).        No Contest.  Kirin will not contest, oppose or challenge Cerus’ ownership of its Licensed Marks. Kirin agrees that it will do nothing to impair Cerus’ ownership or rights in its Licensed Marks. In particular, Kirin will not register or attempt to register Cerus’ Licensed Marks in any jurisdiction nor oppose Cerus’ registration of its Licensed Marks, alone or with other words or designs, in any jurisdiction. If Kirin uses, registers or applies to register a licensed mark that violates its obligations under this section, Kirin agrees, at Cerus’ request, to abandon the use of such mark and any application or registration for such mark.

                           (iii).       Adverse Use.  Kirin shall notify Cerus of any adverse use by a Third Party of the Licensed Marks or of a mark or name confusingly similar to the Licensed Marks of which Kirin becomes aware, and agrees to take no action with respect thereto except with Cerus’ written authorization. Cerus may thereupon take such action as it in its sole discretion deems advisable for the protection of its rights in and to its Licensed Marks, including allowing Kirin to bring and prosecute a claim against such Third Party at Kirin’s expense and for Kirin's sole benefit. Kirin further agrees to provide full cooperation (at Cerus' expense) with any legal or equitable action by Cerus to protect Cerus’ title and interest in the Licensed Marks.

                (d)      Quality Control.  The nature and quality of all goods sold by Kirin, its Affiliates and Sublicensees in connection with Licensed Marks and all advertising and promotional uses and all other related uses of Licensed Marks by Kirin, its Affiliates and Sublicensees shall conform to Cerus' standards. Kirin further agrees to provide samples of advertising and other promotional material bearing the Licensed Marks to Cerus for approval at least thirty (30) days before such materials are to be distributed, displayed or otherwise used. Kirin, its Affiliates and Sublicensees will not distribute, display or otherwise use such materials without Cerus' prior written approval, which approval shall not be unreasonably withheld or delayed.

                (e)      Confusingly Similar and/or Combination Marks.  Kirin agrees that Kirin, its Affiliates and Sublicensees will not adopt or use any other trademarks, words, symbols, letters, designs or marks (i) in combination with Licensed Marks in a manner that would create combination marks or (ii) that would be confusingly similar to Licensed Marks, provided, however, that Kirin, its Affiliates and Sublicensees may use Licensed Marks with other marks or names if such other marks or names are sufficiently separated from Licensed Marks and sufficiently distinctive to avoid the consumer impression that such other marks or their owners are associated with Cerus.

ARTICLE 3

MANAGEMENT

3.1          The Development Committee.  Cerus and Kirin agree to for m,as of the Effective Date, a committee to facilitate the research and development of Products ("the Development Committee").  The Development Committee shall comprise four (4) individuals, two (2) being Cerus employees, appointed and replaced by Cerus at its discretion, and two (2) being Kirin employees, appointed and replaced by Kirin at its discretion.  The size and composition of the Development Committee may be changed by mutual agreement of the Parties. The Parties shall form the Development Committee within forty-five (45) days after the Effective Date.  The Development Committee shall have the following authority and obligations:

                (a)      To encourage and facilitate the ongoing cooperation of the Parties in conducting the research and development of Products;

                (b)      To establish and implement specific plans to obtain Regulatory Approval of Products and commercialize Products as soon as possible, and otherwise accomplish the tasks and goals of the Parties as set forth in the Agreement;

                (c)      To coordinate the communication, information exchange and efforts of the Parties with respect to all matters under this Agreement;

                (d)      To discuss and resolve, if possible, any issues or disputes that arise under the Agreement; and

                (e)      To review new indications to be addressed by the ACIT Technology and budgets for such projects within the Development Program.

3.2          Development Committee Meetings.  The Development Committee shall act at meetings held regularly with all members present, according to the following procedures:

                (a)      The Development Committee meetings shall take place at such times and places as shall be determined by the Development Committee but no less frequently than once per six (6) months; it is expected that the meetings will alternate between appropriate offices of each Party, or will be held at such other convenient locations as agreed;

                (b)      If requested by a Party, the Development Committee may conduct a particular meeting by telephone or video conference or other acceptable electronic means, provided that all Development Committee members attend such meeting and can hear and communicate with all other members, and any decisions made during such meeting are recorded in writing and confirmed by signature of at least one of the Development Committee members from each of the Parties;

                (c)      A Party may bring a reasonable number of additional representatives, in a non-voting capacity, to attend appropriate Development Committee meetings, provided that such attendance is helpful to the Development Committee carrying out its tasks and obligations;

                (d)      Prior to each meeting, the designated chair of the Development Committee (which may vary during the term) shall circulate an agenda for the meeting, and the Development Committee shall keep minutes reflecting matters discussed and the actions taken at the meeting, a copy of which shall be provided to each Party; and

                (e)      The Development Committee may act on a specific issue or matter without a meeting if the Development Committee members all agree as to such action and such agreement is set forth in a written consent signed by all the members of the Development Committee.

3.3          Decision-Making and Issue Resolution.  All decisions of or actions taken by the Development Committee shall be by unanimous approval of all the members of the Development Committee or such subcommittee, and voting on any matters shall be reflected in the minutes of the meeting at which the vote was taken. If the Development Committee fails to reach unanimous agreement on an issue or matter needing resolution, the matter shall be referred for good faith discussion and resolution by the appropriate senior executive officer of each Party.

3.4           Other Research.  Kirin acknowledges and agrees that nothing in this Agreement shall prevent or otherwise hinder Cerus from conducting, and Cerus shall retain full rights to conduct, its own independent research and development work with respect to ACIT Technology or any aspect thereof for any use or purpose outside the Kirin Territory or any use or purpose outside the Field in the Kirin Territory, and including conducting such research and development work with or on behalf of Third Party partners.

ARTICLE 4

RESEARCH AND DEVELOPMENT FUNDING

4.1          Funding for Initial Indications.  Subject to the other provisions of this Article, Kirin will fund [ * ]% of Cerus’ Core ACIT Research and Development costs, commencing January 1, 2001, for Cerus’ ongoing and planned haploidentical and unrelated donor stem cell transplant indications, provided that Kirin’s responsibility for such funding shall be limited to a maximum of U.S. $[ * ] over [ * ] years.  It is understood that Kirin’s contributions under this Section 4.1 and under Section 4.2 are in addition to, and not reduced by, the milestone development payments under Article 6 of this Agreement.

4.2          Funding for New Indications.  The Development Committee will review new indications for the ACIT Technology program and the corresponding pre-clinical and clinical expenses required to pursue those indications.  Assuming that the Development Committee agrees to include a new clinical indication in the Development Program, Kirin will fund [ * ]% of Cerus’ Core ACIT Research and Development costs (subject to reasonable caps for Kirin and for Cerus to be agreed upon before such costs are incurred) for such new indication.  If the caps for Kirin and Cerus are reached before completion of the Core ACIT Research and Development for such new indication, the parties will discuss how to proceed for completion of such development.

4.3          Funding for Kirin Territory.  Kirin will fund 100% of the research and development costs in the Kirin Territory required for Reasonable Efforts to obtain Regulatory Approval of Products.  These expenses are independent of Kirin’s contributions to the Core ACIT Research and Development activities and not subject to the limitations on expenditure obligations set forth in Section 4.1, above.

4.4          Cerus Funding.  Cerus will fund 100% of its costs in the Cerus Territory, except for the Core ACIT Research and Development cost.

4.5          Kirin Decision Not to Participate.  If Kirin decides not to participate in funding Cerus’ Core ACIT Research and Development for a particular indication, but wishes to retain commercialization rights to such indication, Kirin will so notify Cerus in writing promptly following Kirin’s decision not to fund such indication, and the parties will renegotiate rights to that indication in the Kirin Territory.  If Kirin does wish to retain rights to commercialize Products in the Kirin Territory for such indication, Kirin will use Reasonable Efforts to obtain Regulatory Approval and to market and sell the Products for such indication in the Kirin Territory.  If Kirin does not wish to retain rights to commercialize Products for such indication in the Kirin Territory, Kirin will execute and deliver such documentation as Cerus may reasonably request, releasing Kirin's rights to the ACIT Technology for such indication.

4.6          Core ACIT Research and Development Costs.  Cerus’ Core ACIT Research and Development costs will be considered to include, in addition to any such costs funded directly by Cerus, any costs funded by other Cerus collaborators in the ACIT program, including without limitation the [ * ], and any funding for research and development of the ACIT Technology from governmental or other organizations.  All such costs will be subject to the recordkeeping and disclosure requirements set forth in Section 4.9 below.

4.7        Development Efforts and Expenses.  Each of the Parties will maintain scientific staff, laboratories, offices and other facilities necessary to carry out the tasks and obligations assigned to it pursuant to this Agreement.  Each party shall use Reasonable Efforts to conduct and complete such tasks and obligations.

4.8          Advance Payments.  Prior to, or promptly following, the Effective Date and each January 1 and July 1 during the term of the Development Program, Cerus will submit to Kirin a projected estimate of Core ACIT Research and Development costs to be incurred by Cerus during the six month period commencing on such date.  Kirin will pay to Cerus an amount equal to [ * ]% of such costs reasonably projected by Cerus to be incurred in such period within thirty (30) days after Kirin receives invoice of Cerus’ projected estimate.

4.9          Expenditures.  Cerus shall maintain detailed records which accurately identify Core ACIT Research and Development Costs incurred and paid in connection with the Development Program.  Such records shall be open during reasonable business hours, for a period of three (3) years from the creation of individual records, for examination at Kirin’s expense, and not more often than once each year and upon not less than thirty (30) days advance notice, by a certified public accountant selected by Kirin and acceptable to Cerus for the sole purpose of verifying the correctness of calculations or payments made under this Agreement.Cerus shall submit this information to Kirin following the end of each semi-annual period of the Agreement (ending June 30 and December 31).  Expenses internally generated because tasks are performed by Cerus' own staff will be accounted for based upon asingle average hourly rate agreed upon annually by the Parties; provided, however, that such expenses will only be included among those shared by Kirin if they are attributable to individual Cerus employees who each devote their working hours to Core ACIT Research and Development.

4.10        Reconciliation of Expenditures.  Unless otherwise agreed, the Parties shall reconcile actual cash outlays and expenses for Core ACIT Research and Development on a semi-annual basis within sixty (60) days after each January 1 and July 1, such that costs have been incurred in the proportion specified in Sections 4.1 and 4.2 of this Agreement.  If they are not in such proportion, Cerus will make a cash payment to Kirin, or Kirin will make a cash payment to Cerus, in order to achieve such proportion.  The payment shall be made in cash within thirty (30) days after its receipt of an invoice based on the determination of the amount to be reconciled.

ARTICLE 5

DEVELOPMENT AND MARKETING IN THE KIRIN TERRITORY

5.1          Kirin Efforts.  Kirin shall use Reasonable Efforts to develop and obtain Regulatory Approval in the Kirin Territory for the Products and to obtain the maximum reimbursement prices for the Products. Kirin shall pay all the development and registration costs for all Products in the Kirin Territory. Kirin shall use Reasonable Efforts to market and sell in the Kirin Territory all Products for which Regulatory Approval in the Kirin Territory has been obtained.

5.2          Meetings Concerning Marketing.  The Parties shall meet from time-to-time to discuss and exchange marketing information and strategies in order to optimize customer acceptance and effective promotion of the Product for each approved indication in the Kirin Territory.  Kirin will be responsible to make marketing and sales decisions using reasonable business judgment, and to use its best efforts to maximize Net Revenues in the interest of both parties.

ARTICLE 6

MILESTONE DEVELOPMENT PAYMENTS

6.1          Milestone Development Payments.  Kirin shall pay Cerus milestone development payments (which will be non-refundable) payable in accordance with the following schedule:

(a)	On January 31, 2001: One Million Dollars (U.S. $1,000,000);
(b)	Upon [ * ]: [ * ] Dollars (U.S. $[ * ])
(c)	Upon [ * ]: [ * ] Dollars (U.S. $[ * ])
(d)	Upon [ * ]: [ * ] Dollars (U.S. $[ * ])
(e)	Upon [ * ]: [ * ] Dollars (U.S. $[ * ])
(f)	Upon [ * ]: [ * ] Dollars (U.S. $[ * ]) (payment to be made only upon the first occurrence of this condition)

6.2          Withholding Taxes.  The foregoing milestone development payments are inclusive of such withholding taxes as are finally and reasonably ascertained to be due and payable by Kirin on account of Cerus.  Kirin will provide Cerus with evidence of payment of such withholding tax so that Cerus may seek to claim foreign tax credit in the United States.  If Kirin receives a refund or rebate for taxes it has paid on behalf of Cerus, Kirin shall promptly remit it to Cerus.

6.3          Method of Payment.  Payment of the milestone development payments shall be made by wire transfer to an account designated by Cerus for such purpose within thirty (30) days after each milestone event described Section 6.1 has occurred.

6.4          Application of Milestone Development Payments.  Without limiting Kirin’s responsibility under Article 4 to pay [ * ]% of Core ACIT Research and Development Costs, Cerus will apply the milestone development payments to pay or reimburse Cerus’ expenditures in developing the ACIT Technology.

ARTICLE 7

ROYALTIES

7.1          Royalties on Sales of Products.

                (a)      Subject to subsection (b) and Section 7.5 below, Kirin shall pay Cerus royalties on sales of Products by or on behalf of Kirin or its Affiliates or Sublicensees,  as follows:

• [ * ] percent ([ * ]%) on the first $[ * ] million of annual Net Revenue (aggregate of all countries in Kirin Territory); and
• [ * ] percent ([ * ]%) royalty on annual Net Revenue over $[ * ] million (aggregate of all countries in Kirin Territory).

                The calendar year shall be used for the purpose of determining annual Net Revenues.  The increase of royalty rate to [ * ] percent ([ * ]%) shall not apply to China to the extent China continues to impose an upper limit on royalties or other regulations (as referenced in Section 7.1(c)) that make such royalty rate uneconomical.

                (b)      For each particular Product, Kirin shall pay the royalties specified above, on a country by country basis, during the Term of this Agreement.

                (c)      For China or any other country in the Kirin Territory which imposes an upper limit on royalty rate or other regulations, Cerus and Kirin will discuss the royalty rate and the other terms and conditions to reach an arrangement that is equitable to both parties.

7.2          Payment of Royalties.  Royalty obligations hereunder shall accrue at the time of sale of the applicable Product, and all such royalties that have accrued during a particular calendar quarter shall be paid quarterly within sixty (60) days after the end of such calendar quarter. Such royalties shall be calculated on the basis of Net Revenue in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars by using the average currency exchange rate at each end of the month for the applicable calendar quarter for purchase quoted by the Bank of Tokyo-Mitsubishi (or its successor). Each royalty payment shall be accompanied by a statement of such royalties showing the Net Revenue for the applicable royalty-bearing Products, on a country-by-country and product-by-product basis and, in addition, a statement indicating the total revenues and line item deductions from which the Net Revenue was derived. Royalty payments shall be made by wire transfer to an account designated by Cerus for such purpose.

7.3          Royalty Structure and Marketing Strategy.  The terms of this Agreement permit Kirin to market  and sell Products to hospitals and other similar health-care provider organizations as services or as products.  Kirin shall not sell Illumination Devices or Kits to Third Parties, provided, however, that in the event that (i) Kirin [ * ] as provided in Section 1.27 in any country in the Kirin Territory by certain [ * ] and/or (ii) the [ * ], Kirin [ * ] in accordance with [ * ] to be agreed by the Parties. In such event, the Parties also shall agree on any needed [ * ] to the [ * ] established for [ * ], including appropriate amendments to the definitions of such terms under Article 1.  Any change to the current marketing strategy, and any adjustment to the royalty calculation mechanism related thereto, must be set forth in writing and signed by an authorized representative of each Party.

7.4.         Withholding Taxes.  The foregoing royalty payments are inclusive of such withholding taxes as are finally and reasonably ascertained to be due and payable by Kirin on account of Cerus. Kirin will provide Cerus evidence of payment of such withholding tax so that Cerus may seek to claim foreign tax credit in the United States.  If Kirin receives a refund or rebate for taxes it has paid on behalf of Cerus, Kirin shall promptly remit it to Cerus.

7.5.         Third Party Royalties.  In the event that Kirin is required to obtain a license under a Third Party patent that covers or claims the manufacture, use or sale of a Product in order to practice a Cerus Patent in the field of allogeneic stem cell transplantation in any country in the Kirin Territory, as permitted under the licenses in Article 2, Kirin shall be entitled to deduct from amounts owing to Cerus [ * ] of any royalties owing to such Third Party based on the sale of Products in such country under such license, subject to a maximum royalty reduction of [ * ] of the amounts that otherwise would be owed by Kirin under Article 7 hereof.  Royalty reduction, if any, in a field other than allogeneic stem cell transplantation will be negotiated in good faith by both parties.  Kirin shall disclose the relevant portions of such license under such Third Party patent to Cerus in English and the extent of any alleged infringement.

ARTICLE 8

CONFIDENTIALITY

8.1          Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose to a Third Party or use for any purpose other than as provided for in this Agreement any Information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

                (a)      was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                (b)      was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                (c)      became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving Party in breach of this Agreement;

                (d)      was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

                (e)      was independently developed by the receiving Party without reference to or reliance upon any information or materials disclosed by the disclosing Party.

8.2          Authorized Disclosure.  Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.  Cerus may provide information contained in royalty reports to its auditors and may report payments received in accordance with normal practices.

8.3          Survival.  This Article 8 shall survive the termination or expiration of this Agreement for a period of ten (10) years.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1          Ownership.  Each Party shall solely own Patents for any inventions made solely by that Party's employees or consultants in the course of performing any work under this Agreement. The law of inventorship of the United States shall apply to any inventions, whether made inside or outside the United States by either of the Parties.

9.2          Prosecution and Maintenance of Patents by Cerus; Abandonment.  Cerus shall have the responsibility to file, prosecute and maintain the Cerus Patents and joint Patents relating to the ACIT Technology in the world and shall bear all expenses associated therewith. All decisions regarding prosecution of the Cerus Patents in the world will be at Cerus’ sole discretion and responsibility.  Cerus agrees to keep Kirin informed of the course of patent prosecution or other proceedings relating to the Cerus Patents in the Kirin Territory in the Field.  In the event Cerus elects not to prosecute such Patent application filed or to abandon such issued Patent in the Kirin Territory in the Field, Cerus shall notify Kirin not less than two (2) months before any relevant deadline, and thereafter Kirin shall have the right to pursue, at its expense and sole discretion, prosecution of such Patent application or maintenance of such issued Patentand in the event that Kirin pursue prosecution of such Patent application or maintenance of such issued Patent, Cerus shall promptly assign its rights therein to Kirin. 9.3          Prosecution and Maintenance of Kirin Improvement Patents by Kirin; Abandonment.  Kirin shall have the responsibility to file, prosecute and maintain the Kirin Improvement Patents in the world and shall bear all expenses associated therewith. All decisions regarding prosecution of the Kirin Improvement Patents in the world will be at Kirin's sole discretion and responsibility.  Kirin agrees to keep Cerus informed of the course of patent prosecution or other proceedings relating to the Kirin Improvement Patents in the Cerus Territory in the Field.  In the event Kirin elects not to prosecute such Patent application filed or to abandon such issued Patent in the Cerus Territory in the Field, Kirin shall notify Cerus not less than two (2) months before any relevant deadline, and thereafter Cerus shall have the right to pursue, at its expense and sole discretion, prosecution of such Patent application or maintenance of such issued Patent.  In such event, Kirin shall promptly assign its rights therein to Cerus.

9.4          Defense and Settlement of Third Party Claims.  If a Third Party files a claim, suit or action against a Party claiming that a Patent or other intellectual property right owned by such Third Party is infringed by the development, use, marketing, distribution or sale of a Product, and such claim, suit or action (a "Claim") arises out of such Party's operation in the Field pursuant to this Agreement, the Party against whom the Third Party has filed such Claim ("Defending Party") will have the right to defend against any such Claim. The other Party will assist in the defense of any such Claim as reasonably requested by the Defending Party and at the Defending Party's expense and may retain separate counsel at its own expense. The Defending Party shall not settle any such Claim without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed, if such settlement would impose on such other Party the obligation to pay any damages or would adversely affect such Party's rights.

9.5          Enforcement of Patent Rights

                (a)      If any Cerus Patent, Kirin Improvement Patent or joint patent relating to ACIT Technology in the Field is infringed by a Third Party, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of such infringement in reasonable detail.

                (b)      Cerus shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement in the Cerus Territory of Cerus Patents,Kirin Improvement Patents and joint patents relating to the ACIT Technology.

                (c)      Kirin shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement in the Kirin Territory of Cerus Patents, Kirin Improvement Patents and joint patents relating to ACIT Technology and patents abandoned by Cerus pursuant to Section 9.2.

                (d)      If a Party given the right to enforce a Cerus Patent or Kirin Improvement Patent pursuant to Section 9.5(b) or Section 9.5(c) fails to bring an action or proceeding against a suspected infringer within a period of ninety (90) days after having knowledge of such infringement in the Field, the other Party shall have the right to bring and control an action against such infringer by counsel of its own choice, and the non-enforcing Party shall have the right to be represented in any such action by counsel of its own choice at its own expense.

                (e)      The Party controlling an action involving any infringement in the Field shall consider in good faith the interests of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of such other Party, which shall not be unreasonably withheld. If one Party brings any such action or proceeding, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. In each case relating to infringement within the Field, each Party shall bear the costs of its enforcement of the Patent rights discussed in this section and any amounts received from Third Parties shall be equitably shared between the Parties in a manner to be negotiated.

                (f)       The Parties shall consult regarding the institution, prosecution and control of any action or proceeding with respect to infringement outside the Field of any of the Kirin Improvement Patents. In the absence of Agreement with respect to infringement outside the Field, Kirin may proceed in such manner as the law permits.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES;
UNDERTAKINGS CONCERNING SUPPLY

10.1        Representations and Warranties.  Each of the Parties hereby represents and warrants as follows:

                (a)      This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                (b)      Such Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field licensed to the other Party hereunder that would conflict with such rights granted to the other Party.

10.2        Cerus Warranties and Undertakings.  Cerus represents and warrants to Kirin that Cerus owns the rights to manufacture Compounds, Kits and the Illumination Devices,  and undertakes to provide Kirin with (i) the Kits and the Illumination Devices as Kirin, its Affiliate and permitted Sublicensees require to conduct clinical development of the Product at cost of goods plus reasonable handling charge and (ii) Kirin’s, its Affiliate and/or permitted Sublicensees’ commercial requirements of Compounds, Kits and Illumination Devices in response to and in accordance with the terms set forth on Exhibit C to this Agreement, which will be included in the Manufacturing Agreement.  It is agreed, however, that with respect to Kirin's commercial requirements, Cerus may elect to permit Kirin to manufacture Compounds, Kits and/or Illumination Devices, instead of supplying them to Kirin.  If Cerus intends not to supply Compounds, Kits or Illumination Devices, it will give Kirin notice of such decision reasonably in advance of the time when Kirin will need such Compounds, Kits or Illumination Devices, to permit Kirin to make arrangements in timely manner for manufacturing. In such event, Cerus will continue to be obligated to provide Compounds to Kirin, but will be relieved of its obligations to provide Kits (except for Compounds) or Illumination Devices, according to Cerus’ election.

ARTICLE 11

REPORTS, RECORDS AND MATERIAL

11.1        Sharing of Information.  Commencing on the Effective Date and continuing during the term of this Agreement, each Party will make available and disclose to the other Party the Information Controlled by such Party that reasonably relates to such other Party's activities under this Agreement in the Field. In particular, Cerus will disclose to Kirin on a regular basis the ACIT Technology and results of Core ACIT Research and Development, and provide reasonable assistance to Kirin (at Kirin's request and expense) in transferring such ACIT Technology for use in and commercializing Products in the Field in the Kirin Territory. Cerus shall deliver to Kirin within thirty (30) working days of the Effective Date a copy of documents relating to the ACIT technology, including, but without limitation, IND, clinical protocols and pre-clinicalor clinical results.  Similarly, Kirin will disclose to Cerus on a regular basis the Kirin Technology and results of Kirin research and development relating to ACIT Technology, and provide reasonable assistance to Cerus (at Cerus' request and expense) in transferring such Kirin Technology for use in and commercializing Products in the Field in the Cerus Territory. In addition, both Parties will disclose to each other any non-clinical and clinical regulatory information which relates to such other Party's activities under this Agreement in the Field.

11.2        Records of Net Revenue.  Kirin will maintain, and will require each sublicensee to maintain, complete and accurate records of Net Revenue which are relevant to payments to be made under this Agreement. Such records shall be open during reasonable business hours, for a period of three (3) years from creation of individual records, for examination at Cerus’ expense, and not more often than once each year and upon not less than thirty (30) days advance notice, by a certified public accountant selected by and acceptable to Kirin for the sole purpose of verifying for Cerus the correctness of calculations or payments made under this Agreement.

11.3        Materials; Technical Support.  The Parties intend to maintain an open and extensive exchange of biological, chemical and other tangible materials during the course of the Agreement.  Information obtained by the other Party in the testing of such materials will be promptly disclosed to the Party providing the sample, and all such Information will be considered Confidential Information of the party supplying the proprietary materials, to be protected under the restrictions of Article 8.  The Party supplying any such materials will be entitled to recover its cost of goods from the party receiving the materials. Any such materials supplied will be used solely for the uses authorized under this Agreement.  Upon termination of this Agreement, any unused materials will be returned to the Party who supplied them.  If Kirin requests technical support from Cerus for development or commercialization of the Products in the Kirin Territory (beyond the activities Cerus is conducting for its own development and commercialization in the Cerus Territory), Cerus will be entitled to receive reimbursement from Kirin for Cerus' costs of such technical support on a time and materials basis.

11.4        Publicity Review.  If either Party is required by law or regulation to make a public disclosure or announcement concerning this Agreement or the subject matter thereof, such Party shall, to the extent practicable, give reasonable prior advance notice of the proposed text of such disclosure or announcement to the other Party for its review and comment. The terms of this Agreement may also be disclosed to Third Parties with the consent of the other Party, which consent shall not be unreasonably withheld so long as such disclosure is made under a binder of confidentiality.

11.5        Publications.  Each Party agrees that it shall not publish or present the results of studies carried out pursuant to this Agreement without the opportunity for prior review by the other Party.  Each Party shall provide to the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to the Field at least thirty (30) days prior to their intended submission for publication, and each Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes is patentable.

11.6        Adverse Event Reporting.  In the event that either Party, its Affiliates or Sublicensees obtains, directly or indirectly, information and data on the side effects or toxicity of a Product during the development, marketing and distribution of any of the Products hereunder, such Party shall disclose, as soon as reasonably practicable, such information and data to the other Party. Either Party, its Affiliates and Sublicensees shall notify the other Party as soon as reasonably practicable of any complaints or reports of adverse events associated with the Products which are serious, new or unexpected events, or events with increased frequency. All other adverse events associated with Products shall be reported by either Party to the other Party in summary format at least quarterly. At the request of either Party, the other Party shall cooperate in the investigation and respond to any Product complaints which may relate to the role of the informed Party in the development or manufacture of the Products. Each Party shall be responsible for all reporting of adverse events to regulatory authorities in its respective territory.

ARTICLE 12

TERM AND TERMINATION

12.1        Term.  This Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue in effect for each Product and on a country by country basis until the later of the expiration of ten (10) years from the first commercial launch of such Product in such country or the expiration of all Patents with claims covering such Product or its manufacture, sale or use in such country.

12.2        Termination for Breach.  If either Party materially breaches this Agreement at any time, which breach is not cured within thirty (30) days of written notice thereof if such breach is caused by the failure of a Party to meet its financial obligations under this Agreement, or within ninety (90) days of written notice thereof for any other material breach of this Agreement, from the non-breaching Party specifying in detail the nature of the breach, the breaching Party's licenses granted in this Agreement shall terminate and the non-breaching Party shall continue to have whatever licenses it had at the time of such termination and on the terms of this Agreement for such licenses, under the breaching Party's technology, Patents and (if applicable) Licensed Marks to make, have made, use and sell Products it already had developed or sold, in those countries in which it already had developed or sold such Products.  The breaching Party will assist the non-breaching Party in every proper way to effect the license granted above. The breaching Party shall further deliver to the non-breaching Party such relevant tangible materials embodying such technology, Patents and Licensed Marks as may be necessary or useful to the exercise of the non-breaching Party of the license hereunder.

12.3        Surviving Rights.  The obligations and rights of the Parties under Section 2.2, Section 2.5(b)–(e), Article 8, Section 9.1, Section 11.4, Section 11.5, Section 12.4, Sections 13.1-13.3, and Article 14 of this Agreement will survive termination.

12.4        Non-exclusive Licenses after Expiration.  Upon the expiration of the Agreement under Section 12.1, Kirin shall retain a non-exclusive, royalty-free license to use the ACIT Technology and Licensed Marks to make, have made, use offer for sale and sell in the Field in the Kirin Territory the Products  that Kirin was selling as of the date of such expiration.

12.5        Termination by Kirin Without Cause.  On or after January 1, 2002, Kirin may terminate this Agreement and all of its rights and obligations hereunder except as otherwise provided herein without cause upon on hundred eighty (180) days prior written notice to Cerus.  At such time, all licenses granted to Kirin under this Agreement shall terminate, and Kirin shall covenant not to use any Information or materials of any kind related to, made or derived from the ACIT Technology or Licensed Marks after such termination.  Kirin also shall return to Cerus all Information and materials of any kind related to, made or derived from the ACIT Technology or Licensed Marks upon such termination.  Kirin's licenses to Cerus under this Agreement shall survive any such termination.

12.6        Termination by Cerus of Funding.  On or after January 1, 2002, Cerus may discontinue funding of Core ACIT Research and Development in its entirety or for particular indicationson hundred eighty (180) days prior written notice to Kirin if Cerus determines that the ACIT Technology or such particular indications, as the case may be, are not likely to be technically or clinically viable or financially successful in the United States.  In the event that Cerus ceases such funding in its entirety, Kirin may nevertheless proceed with development of Products and will retain its license rights thereto, provided that Kirin’s obligations of milestone development payment set forth in Section 6.1(b), (c) and (e), and research and development funding obligation set forth in Section 4.1 and 4.2 will be terminated, except for any research and development funding obligation incurred, but not paid, prior to the date of termination.  In the event that Cerus discontinues funding for any indication, but continues funding for other indications, Kirin’s obligations of milestone development payment set forth in Section 6.1(b), (c) and (e), and the research and development funding obligation set forth in Section 4.1 and 4.2 will be terminated solely for such discontinued indication, except for any research and development funding obligation incurred, but not paid, prior to the date of termination. In the event that Kirin obtains Regulatory Approval of a Product in the Kirin Territory for any indication as to which Cerus has previously ceased funding of Core ACIT Research and Development, the Parties will renegotiate the milestone development payments  other than mentioned in the preceding sentence and royalty obligations of Kirin with respect to Products for such indication in light of such circumstances.

ARTICLE 13

INDEMNIFICATION AND INSURANCE

13.1        Indemnification in Kirin Territory.  Kirin shall indemnify, defend and hold harmless Cerus [ * ] from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense from any infringement, claim of bodily injury or property damage arising in the Kirin Territory to the extent (a) relating to the development, manufacture, use, distribution or sale of any Product by Kirin, its Affiliates, Sublicensees, employees or agents or (b) due to the negligence or willful misconduct of Kirin or its Affiliates, Sublicensees, employees or agents.

13.2        Indemnification in Cerus Territory.  Cerus shall indemnify and hold Kirin harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense from any infringement, claim of bodily injury or property damage arising in the Cerus Territory to the extent (a) relating to the development, manufacture, use, distribution or sale of any Product by Cerus, its Affiliates, Sublicensees, employees or agents or (b) due to the negligence or willful misconduct of Cerus or its Affiliates, Sublicensees, employees or agents.

13.3        Indemnification Procedure. Each Party’s obligations under Sections 13.1 and 13.2 are conditioned on the Indemnified Party’s (a) providing written notice to Indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after Indemnified Party has knowledge of such claim, demand or action; (b) permitting Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (c) assisting Indemnifying Party, at Indemnified Party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without Indemnifying Party’s written consent, which shall not be unreasonably withheld.

13.4        Insurance.  Kirin will maintain product liability insurance or self-insurance covering the clinical trials and sale of Products in the Kirin Territory in amounts customary for medical products in the Kirin Territory.  Kirin will provide Cerus [ * ] with a certificate of insurance evidencing such coverage.

ARTICLE 14

MISCELLANEOUS

14.1        Assignment.  Neither Party shall assign any of its rights and obligations hereunder except (i) as incident to the merger, consolidation, reorganization or acquisition of stock affecting actual voting control or transfer of substantially all of the assets of the assigning Party or (ii) to an Affiliate; provided, however, that in no event shall either Party's rights and obligations hereunder be assigned without prior written notice to the other Party.  In any case, neither Party may make an assignment of its assets which renders it unable to perform its material obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

14.2        Retained Rights.  Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to, and market products outside of, the Field using such Party's Technology, but no license to use the other Party's technology to do so is granted herein expressly or by implication.

14.3        Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance (other than the payment of monies) by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, in no event shall a Party be required to settle any labor dispute or disturbance.

14.4        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.5        No Trademark Rights.  Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Cerus" or "Kirin" or any other trade name or trademark of the other Party in connection with the performance of the Agreement.

14.6        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Cerus, addressed to:

Cerus Corporation
2411 Stanwell Drive
Concord, CA 94520
Attention: Vice President, Legal Affairs
Telephone: +1 (925) 288-6116
Telecopy:  +1 (925) 288-0194

With copy to:

Cooley Godward LLP
Five Palo Alto Square, 4th Floor

Palo Alto, CA  94306
Attention:  Bob Jones
Telephone:  +1 (650) 843-5000
Telecopy:   +1 (650) 849-7400

If to Kirin, addressed to:

Kirin Brewery Company, Limited
26-1, Jingumae 6-chome
Shibuya-ku
Tokyo 150-8011, Japan
Attention: General Manager of Licensing
Pharmaceutical Division
Telephone:  +81 (3) 5485-6206
Telecopy:   +81 (3) 3499-6152

14.7        Dispute Resolution.  If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties shall use reasonable efforts to settle it by friendly negotiation within sixty (60) days of notice from one Party to the other of such dispute, controversy or claim, before pursuing any other remedies available to them. If either Party fails or refuses to participate in such negotiations, or if, in any event, the dispute, controversy or claim is not resolved to the satisfaction of both Parties within the sixty (60) day period, any such dispute, controversy or claim shall be settled by arbitration. Any such arbitration shall be conducted in accordance with the Japan-American Trade Arbitration Agreement of September 16, 1952. The Parties agree that any such arbitration shall be conducted in the English language in a location within the United States selected by the Party that did not initiate such arbitration, and the Agreement shall be governed by and construed in accordance with the laws of the State of California and the United States of America. The arbitrators shall include one independent, un-affiliated nominee selected by each Party and a third neutral arbitrator selected by such nominees. The Parties agree that any arbitration panel shall include members knowledgeable as to the evaluation of biopharmaceutical technology. Judgment upon the award rendered may be entered in the highest state or federal court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Section 14.7 shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The prevailing Party shall be entitled to reasonable attorney's fees and costs to be fixed by the arbitrators.

14.8        Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

14.9        Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

14.10      Ambiguities.   Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.11      Entire Agreement.   This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with regard to the subject matter discussed herein and supersedes and terminates all prior agreements and understanding between the Parties with regard to the subject matter discussed herein.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with regard to the subject matter discussed herein other than as set forth in this Agreement; provided that the services of manufacturing and supply of products will be set forth in a Manufacturing Agreement to be negotiated and executed by the Parties consistent with the Summary of Supply Terms.No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

14.12      Headings.   The Section and Paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the Section or Paragraphs to which they apply.

                IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

CERUS CORPORATION                        KIRIN BREWERY COMPANY, LIMITED

By: /s/ Stephen Israel	By /s/ Koichiro Aramaki:

Printed Name: Stephen Israel	Printed Name: Koichiro Aramaki

Title: President & CEO	Title: President, Pharm. Div.

EXHIBIT A

CERUS PATENTS

Cerus’ initial U.S. filing was 09/119,707 (PCT/US98/15067), which was also filed in the PCT and is now pending in Australia, Japan and China, among other countries.  Cerus filed a continuation-in-part (CIP) in the U.S., 09/238,355, and has intentionally abandoned the initial filing in the U.S. in favor of this CIP case.  The CIP includes all of the [ * ], plus a [ * ].  Cerus did not file this CIP in the PCT, as Cerus [ * ].  Cerus is continuing to [ * ].

Cerus has licensed from [ * ] U.S. Patent [ * ] issued [ * ], which license rights include U.S. Patent Application [ * ].  The license rights in Article 2 of the Agreement include a sublicense of rights to foreign counterparts of this patent and application in the Kirin Territory.  Regarding [ * ], a patent has been issued in [ * ].  This case is in the national phase in [ * ], among other countries.

PCT/US94/07185 for S-59 composition of matter.

EXHIBIT B

KIRIN TERRITORY

Afghanistan
Australia
Bangladesh
Brunei
Cambodia
Indonesia
Japan
Laos
Malaysia
Mongolia
Myanmar
Nepal
New Zealand
North Korea
Pakistan
Peoples Republic of China (including Hong Kong and Macao)
Philippines
Singapore
South Korea
Sri Lanka
Taiwan
Thailand
Vietnam

EXHIBIT C

SUMMARY OF TERMS OF MANUFACTURING AND SUPPLY

•               Cerus owns rights of manufacturing Compounds, Kits and Illumination Devices, and is responsible for supplying to Kirin Compounds, Kits  and Illumination Devices for treatment of leukocytes, in cases that (i)  Kirin markets and sells Products to hospitals and other similar health-care provider organizations and (ii) that Kirin sells [ * ] pursuant to Section [ * ].

•               The transfer price of the Kits is [ * ] (such [ * ] not to exceed $[ * ] per Kit) plus a Kit [ * ] (computed on a country-by-country basis) per unit of Product to end users received by Kirin, its Affiliates, Sublicensees, distributors and sales agents.  The transfer price of the Illumination Devices is [ * ]% of Cerus’ [ * ].    In case that Kirin sells [ * ], the transfer price calculation mechanism will be [ * ], as provided in Section [ * ] of the Collaborative License Agreement.

•               Kirin will remit the transfer price of the Illumination Devices within thirty (30) days after invoice on shipment of the Illumination Devices to Kirin or its Affiliate or Sublicensee. Kirin will remit the transfer price of the Kits not later than one hundred and fifty (150) days after shipment of the Kits to Kirin or its Affiliate or Sublicensee.

•               The Manufacturing Agreement will provide for rolling forecasts of Kirin's needs for Illumination Devices and Kits.

•               The Manufacturing Agreement will not require Cerus to supply Kits to Kirin at a loss.

•               In the event Cerus is unable to supply Illumination Devices, Kits or Compounds to Kirin, or Cerus elects to license Kirin to manufacture such items, Cerus grants Kirin a license to manufacture such items, in accordance with Sections 2.1(e) and 10.2 of the Collaborative License Agreement and the compensation to Cerus will be appropriately reduced.